Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Black Knight, Inc. [BKI]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	May 11, 2018

Footnotes to Form 4

(1) This report is filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Equity Fund VI Investors (BKFS), L.P. (“THL BKFS”), THL Equity Fund VI Investors (BKFS) II, L.P. (“THL BKFS II”), THL Equity Fund VI Investors (BKFS) III, L.P. (“THL BKFS III”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL Equity Fund VI Investors (BKFS-LM), LLC (“THL BKFS-LM”), THL Equity Fund VI Investors (BKFS-NB), LLC (“THL BKFS-NB”), Great-West Investors, L.P. (“Great West”), Putnam Investments Employees’ Securities Company III LLC (“Putnam III”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the sole manager of THL BKFS-LM and THL BKFS-NB and is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL BKFS, THL BKFS II, and THL (BKFS) III.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.  Solely for purposes of Section 16 of the Exchange Act, the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents shares of Common Stock held directly and sold by the following entities: 3,236,342 shares by THL Equity VI; 2,191,480 shares by Parallel Fund VI; 382,808 shares by DT Fund VI; 3,277,386 shares by THL BKFS; 2,052,679 shares by THL BKFS II; 344,989 shares by THL BKFS III; 106,170 shares by THL Coinvestment; 624 shares by THL Operating; 16,840 shares by Great West; and 16,780 shares held by Putnam III, 431,235 shares by THL BKFS-LM, and 17,249 shares by THL BKFS-NB.

(5) Represents shares of Common Stock of the Issuer directly held by the following entities following the transaction: 0 shares held by THL Equity VI; 0 shares held by Parallel Fund VI; 0 shares held by DT Fund VI; 0 shares held by THL BKFS; 0 shares held by THL BKFS II; 0 shares held by THL BKFS III; 0 shares held by THL Coinvestment; 0 shares held by THL Operating; 0 shares held by Great-West; 0 shares held by Putnam III; and 0 shares held by THL BKFS-LM; 0 shares held by THL BKFS-NB.

(6) Represents 10,445 shares of Common Stock received by Mr. Hagerty and 10,445 shares of Common Stock received by Mr. Rao, in each case, from the Issuer as compensation for their service on the board of directors of the Issuer.  Messrs. Hagerty and Rao are Managing Directors of THL Partners.  Pursuant to the operative agreements for the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.

(7) Represents 36,699 shares held directly by Mr. Hagerty.